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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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The Men’s Wearhouse, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE MEN’S WEARHOUSE, INC.
5803 Glenmont Drive
Houston, Texas 77081-1701
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 29, 2005
      Notice is hereby given that the Annual Meeting of the Shareholders of The Men’s Wearhouse, Inc., a Texas corporation (the “Company”), will be held at 11:30 a.m., Pacific daylight time, on Wednesday, June 29, 2005, at The Westin St. Francis, 335 Powell Street, San Francisco, California, for the following purposes:

(1) To elect eight directors of the Company to hold office until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified; and

(2) To transact such other business as may properly come before the meeting or any adjournment thereof.
      The holders of record of the Company’s common stock, $.01 par value, at the close of business on May 11, 2005, will be entitled to vote at the meeting and any adjournment(s) thereof.

By Order of the Board of Directors

Michael W. Conlon
Secretary
May 27, 2005
IMPORTANT
      You are cordially invited to attend the meeting in person. Even if you plan to be present, you are urged to sign, date and mail the enclosed proxy promptly. If you attend the meeting you can vote either in person or by your proxy.

THE MEN’S WEARHOUSE, INC.
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 29, 2005
      This proxy statement is furnished to the shareholders of The Men’s Wearhouse, Inc. (the “Company”), whose principal executive offices are located at 5803 Glenmont Drive, Houston, Texas 77081-1701, and at 40650 Encyclopedia Circle, Fremont, California 94538-2453, in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Shareholders to be held at 11:30 a.m., Pacific daylight time, on Wednesday, June 29, 2005, at The Westin St. Francis, 335 Powell Street, San Francisco, California, or any adjournment(s) thereof (the “Annual Meeting”).
      Proxies in the form enclosed, properly executed by shareholders and received in time for the meeting, will be voted as specified therein. If a shareholder does not specify otherwise, the shares represented by his or her proxy will be voted “FOR” the nominees for director listed therein. The giving of a proxy does not preclude the right to vote in person should the person giving the proxy so desire, and the proxy may be revoked at any time before it is exercised by written notice delivered to the Company at or prior to the meeting.
      This Proxy Statement is being mailed on or about May 27, 2005, to the holders of record of the Company’s Common Stock, $.01 par value (the “Common Stock”), on May 11, 2005 (the “Record Date”). At the close of business on the Record Date, there were outstanding and entitled to vote 35,999,634 shares of Common Stock, and only the holders of record on such date shall be entitled to vote at the Annual Meeting. Such holders will be entitled to one vote per share on each matter presented at the Annual Meeting.
      The enclosed form of proxy provides a means for shareholders to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. The withholding of authority by a shareholder will reduce the number of votes received by, but otherwise will have no effect on the results of the election of, those directors for whom authority to vote is withheld because the Company’s bylaws provide that directors are elected by a plurality of the votes cast.
      The holders of a majority of the total shares of Common Stock issued and outstanding on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions are counted toward the calculation of a quorum, but are not treated as either a vote for or against a proposal. An abstention has the same effect as a vote against a proposal or, in the case of the election of directors, as shares to which voting power has been withheld. Under Texas law, any unvoted position in a brokerage account with respect to any matter will be considered as not voted and will not be counted toward fulfillment of quorum requirements as to that matter. The shares held by each shareholder who signs and returns the enclosed form of proxy will be counted for purposes of determining the presence of a quorum at the meeting.

ELECTION OF DIRECTORS
      At the Annual Meeting, eight directors constituting the entire Board of Directors are to be elected. All directors of the Company hold office until the next annual meeting of shareholders or until their respective successors are elected and qualified or their earlier resignation or removal.
      The following persons have been nominated to fill the eight positions to be elected by the shareholders. It is the intention of the persons named in the enclosed proxy to vote the proxies for the election of the nominees named below, unless otherwise specified. Management of the Company does not contemplate that any of the nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Nominating and Corporate Governance Committee.

			Director
Name	Age	Position with the Company	Since

George Zimmer	56	Chairman of the Board and Chief Executive Officer	1974
David H. Edwab	50	Vice Chairman of the Board	1991
Rinaldo S. Brutoco	58	Director	1992
Michael L. Ray, Ph.D.	66	Director	1992
Sheldon I. Stein	51	Director	1995
Kathleen Mason	55	Director	2001
Deepak Chopra, M.D.	59	Director	2004
William B. Sechrest	63	Director	2004
      George Zimmer co-founded The Men’s Wearhouse as a partnership in 1973 and has served as Chairman of the Board of the Company since its incorporation in 1974. George Zimmer served as President from 1974 until February 1997 and has served as Chief Executive Officer of the Company since 1991.
      David H. Edwab joined the Company in February 1991 and was elected Senior Vice President, Treasurer and Chief Financial Officer of the Company. In February 1993, he was elected Chief Operating Officer of the Company. In February 1997, Mr. Edwab was elected President of the Company. He was elected as a director of the Company in 1991. In November 2000, Mr. Edwab joined Bear, Stearns & Co. Inc. (“Bear Stearns”) as a Senior Managing Director and Head of the Retail Group in the Investment Banking Department of Bear Stearns. Accordingly, Mr. Edwab resigned as President of the Company and was then named Vice Chairman of the Board. In February 2002, Mr. Edwab re-joined the Company full-time and continues to serve as Vice Chairman of the Board. Mr. Edwab is also a director of Aeropostale, Inc. and New York and Company.
      Rinaldo S. Brutoco is and has been since January 2000, President and Chief Executive Officer of ShangriLa Consulting, Inc. Prior to that Mr. Brutoco was President and Chief Executive Officer of Dorason Corporation for more than five years. ShangriLa Consulting, Inc. is affiliated with the ShangriLa Group, a privately held consulting and merchant banking concern.
      Michael L. Ray, Ph.D. has been on the faculty at Stanford University since 1967 and is currently the John G. McCoy — Banc One Corporation Professor of Creativity and Innovation and of Marketing Emeritus at Stanford University’s Graduate School of Business. Professor Ray is a social psychologist with training and extensive experience in advertising and marketing management and has served as a private consultant to numerous companies since 1967.
      Sheldon I. Stein is a Senior Managing Director of Bear Stearns and runs the Southwest Investment Banking Group. Mr. Stein joined Bear Stearns in August 1986. He is also a director of Home Interiors & Gifts, Inc.
      Kathleen Mason has been the President, Chief Executive Officer and a director of Tuesday Morning Corporation, a retailer of first quality, deep discount and closeout home furnishings and gifts, since July 2000. From December 1999 to July 2000, Ms. Mason was a freelance retailing consultant. From June 1999 to November 1999, she was President and Chief Merchandising Officer of Filene’s Basement, Inc. From January 1997 to June 1999 she was President of the HomeGoods Division of The TJX Companies, Inc., an apparel and home fashion retailer. Ms. Mason is also a director of Genesco, Inc. and Hot Topic, Inc.

      Deepak Chopra, M.D. is Director of Educational Programs, Chief Executive Officer and founder of The Chopra Center for Well Being, which was established by Dr. Chopra in 1995 and offers training programs in mind-body medicine. Dr. Chopra is the author of more than 35 books and more than 100 audio, video and CD-ROM titles. Dr. Chopra is a fellow of the American College of Physicians and a member of the American Association of Clinical Endocrinologists.
      William B. Sechrest is a founder and has been for more than five years a shareholder of Winstead Sechrest & Minick P.C., a law firm with offices in Dallas/ Ft. Worth, Austin, Houston, San Antonio and The Woodlands, Texas, Mexico City, Mexico and Washington, D.C. Mr. Sechrest is a member of the American College of Real Estate Lawyers.
BOARD OF DIRECTORS
      The business and affairs of the Company are managed under the direction of the Board of Directors to enhance the long-term value of the Company for its shareholders. In exercising its authority to direct, the Board recognizes that the long-term interests of its shareholders are best advanced by appropriate consideration of other stakeholders and interested parties including employees and their families, customers, suppliers, communities and society as a whole. To assist the Board in fulfilling its responsibilities, it has adopted certain Corporate Governance Guidelines (the “Guidelines”). In response to the shareholder proposal approved by the Company’s shareholders at the 2004 Annual Meeting of Shareholders urging the Board of Directors to adopt a policy of nominating directors who, if elected by the shareholders, would constitute two-thirds of the Board of Directors of the Company and would meet the requirements set forth in the proposal, the Nominating and Corporate Governance Committee met to consider the proposal on two occasions. After considering various aspects of the proposal, the Nominating and Corporate Governance Committee recommended changes to the Guidelines to the Board of Directors and the Board of Directors approved such changes. The Guidelines, as modified, are attached to this proxy statement as Appendix A. As contemplated by the Guidelines, the Board of Directors of the Company has regular executive sessions where non-management directors meet without management participation. The Chairman of the Nominating and Corporate Governance Committee is the presiding director for each executive session.
Director Qualifications
      As set forth in the Guidelines, a majority of the members of the Board of Directors must qualify as independent directors in accordance with the applicable provisions of the Securities Exchange Act of 1934, and the rules promulgated thereunder, and the applicable rules of the New York Stock Exchange. In addition, at least two-thirds in number (if two-thirds is not a whole number then at least the nearest whole number to two-thirds that is less than two-thirds) of the directors shall meet the following qualifications:

•	shall not have been employed by the Company as an executive officer in the past ten years.

•	is not an executive officer or director, or a person serving in a similar capacity with, nor an owner of more than 1% of the equity of, a significant customer, supplier or service provider to the Company. For purposes hereof, significant shall mean circumstances where during the past fiscal year the business with the customer, supplier or service provider equaled or exceeded either 1% of the revenue thereof or 1% of the revenue of the Company.

•	is not personally the accountant, lawyer or financial advisor for compensation to any executive officer of the Company.

•	is not a trustee, director or officer of any charitable organization that received contributions during the past fiscal year aggregating $100,000 or more from the Company.

•	has not within the last three years engaged in a transaction with the Company required to be disclosed in the Company’s proxy statement pursuant to Subpart 229.400 of Regulation S-K of the Rules and Regulations of the Securities and Exchange Commission.

•	is not a father, mother, wife, husband, daughter, son, father-in-law, mother-in-law, daughter-in-law or son-in-law of a person who would not meet the foregoing qualifications.
      A director shall not serve on more than four boards of directors of publicly-held companies (including that of the Company) unless the full Board determines that such service does not impair the director’s performance of his or her duties to the Company. A person shall not stand for election upon reaching the age of 75. Directors are expected to report changes in their business or professional affiliations or responsibilities, including retirement, to the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee and will be expected to offer to resign if the Nominating and Corporate Governance Committee concludes that the director no longer meets the Company’s requirements for service on the Board of Directors. The Board believes that directors should be shareholders and have a financial stake in the Company and, therefore, the Board has recommended that directors develop an ownership position in the Company equal to at least $50,000 by fiscal year end 2006 or within three years of becoming a director whichever is later. The Nominating and Corporate Governance Committee of the Board may establish from time to time additional qualifications for directors, taking into account the composition and expertise of the entire Board.
Identifying and Evaluating Nominees for Directors
      The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.
Board of Directors Independence
      The Board of Directors has affirmatively determined that all members of the Board, with the exception of Messrs. Zimmer and Edwab, are independent in accordance with New York Stock Exchange Listing Standards and have no current material relationship with the Company, except as a director.
Attendance at the Annual Meeting of Shareholders
      The Company’s Board of Directors holds a regular meeting in conjunction with the Annual Meeting of Shareholders. Therefore, the directors are encouraged to and generally attend the Company’s Annual Meeting of Shareholders. Seven directors attended the 2004 Annual Meeting of Shareholders.
Communications with the Board
      Any shareholder or other interested party wishing to send written communications to any one or more members or Committees of the Company’s Board of Directors may do so by sending them in care of Investor Relations at 5803 Glenmont Drive, Houston, Texas 77081-1701. All such communications will be forwarded to the intended recipient(s).
Committees of the Board of Directors and Meeting Attendance
      During the fiscal year ended January 29, 2005, the Board of Directors held five meetings.
      The Board of Directors has an Audit Committee that operates under a written charter. During fiscal 2004, the Audit Committee was comprised of Messrs. Stein (Chair), Ray and Sechrest and Ms. Mason. At its regular March Board meeting, the Board of Directors reorganized the membership of its various committees, and, effective as of March 21, 2005, the Audit Committee members are Messrs. Sechrest (Chair) and Brutoco and Ms. Mason. The Board has affirmatively determined that all members of the Audit Committee are independent in accordance with the New York Stock Exchange Listing Standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934. In addition, the Board has determined that each of the members of the Audit Committee is financially literate and that Mr. Brutoco and Ms. Mason are “audit committee financial experts,” as that term is defined in the rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002. It is the duty of the Audit Committee to review the Company’s financial information, accounting policies and internal controls, review with the Company’s independent public accountants the plan, scope and results of the annual audit of the Company’s financial statements, review and discuss the Company’s annual and quarterly financial statements with management and the Company’s independent public accountants, and to select the Company’s independent public accountants and approve in advance all audit and non-audit engagements of such independent public accounts. The Audit Committee’s responsibilities to the Board of Directors are further detailed in the Charter of the Audit Committee, a copy of which is available on the Company’s website, at www.menswearhouse.com, under Corporate Governance. During the fiscal year ended January 29, 2005, the Audit Committee held eight meetings. The Audit Committee’s report appears below.
      The Board of Directors has a Compensation Committee, each member of which is independent in accordance with the New York Stock Exchange Listing Standards. During fiscal 2004, the Compensation Committee was comprised of Ms. Mason (Chair) and Messrs. Brutoco, Stein and Chopra. Effective as of March 21, 2005, the Compensation Committee members are Messrs. Stein (Chair) and Sechrest and Ms. Mason. It is the duty of the Compensation Committee to review and approve the Company’s overall compensation policy and consider and approve, on behalf of the Board of Directors, the compensation of the executive officers of the Company, including the chief executive officer, and the implementation of any compensation program for the benefit of any executive officer of the Company. The Compensation Committee’s responsibilities to the Board of Directors are further detailed in the Charter of the Compensation Committee, a copy of which is available on the Company’s website, at www.menswearhouse.com, under Corporate Governance. During the fiscal year ended January 29, 2005, the Compensation Committee held two meetings.
      The Board of Directors has a Nominating and Corporate Governance Committee, each member of which is independent in accordance with the New York Stock Exchange Listing Standards. During fiscal 2004, the Nominating and Corporate Governance Committee was comprised of Messrs. Ray (Chairman), Brutoco and Chopra and Ms. Mason. Effective as of March 21, 2005, the members of the Nominating and Corporate Governance Committee are Messrs. Ray (Chair), Brutoco and Chopra. It is the duty of the Nominating and Corporate Governance Committee to develop and recommend to the Board of Directors a set of corporate governance principles for the Company, study and review with management the overall effectiveness of the organization of the Board of Directors and the conduct of its business and report and make recommendations to the Board of Directors as appropriate, and consider candidates to be elected directors and recommend to the Board of Directors the nominees for directors. The Nominating and Corporate Governance Committee’s responsibilities to the Board of Directors are further detailed in the Charter of the Nominating and Corporate Governance Committee, a copy of which is available on the Company’s website, at www.menswearhouse.com, under Corporate Governance. The Nominating and Corporate Governance Committee normally does not consider unsolicited director nominees put forth by shareholders because the need for a new director generally only occurs on limited occasions when a director position becomes open as a result of a decision to increase the size of the Board or if a director retires or resigns. If and when such an event might occur, the Board of Directors feels that it is in the best interest of the Company to focus the Company’s resources on evaluating candidates at the appropriate time and who come to the Company through reputation or a relationship which initially validates the reasonableness of the person as a candidate or through professional search processes that do the same. During the fiscal year ended January 29, 2005, the Nominating and Corporate Governance Committee held two meetings.
      During the fiscal year ended January 29, 2005, no director attended fewer than 75% of all of the meetings of the Board of Directors and of any committee of which such director was a member, except for Dr. Chopra.

Audit Committee Report
      In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.
      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with the independent auditors their audit plan, audit scope, and identification of audit risks.
      The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.
      The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended January 29, 2005, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.
      Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended January 29, 2005, for filing with the Securities and Exchange Commission. The Audit Committee also approved the reappointment of the independent auditors.

AUDIT COMMITTEE

William B. Sechrest, Chairman
Rinaldo S. Brutoco
Kathleen Mason

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information, as of the Record Date (except as noted below), with respect to the beneficial ownership of Common Stock by (i) each director, (ii) each nominee for director, (iii) each executive officer named in the Summary Compensation Table below, (iv) each shareholder known by the Company to be the beneficial owner of more than 5% of the Common Stock and (v) all executive officers and directors of the Company as a group. Unless otherwise indicated, each person has sole voting power and investment power with respect to the shares attributed to him or her.

			% of
	Number		Outstanding
Name	Of Shares		Shares

PRIMECAP Management Company	3,309,255	(1)	9.2
225 South Lake Avenue #400 Pasadena, California 91101
Vanguard HorizonFunds-Vanguard Capital Opportunity Fund	2,600,000	(2)	7.2
100 Vanguard Blvd. Malvern, Pennsylvania 19355
Friess Associates LLC	2,520,000	(3)	7.0
115 E. Snow King Jackson, Wyoming 83001
Barclays Global Investors, NA	1,861,601	(4)	5.2
45 Fremont Street San Francisco, California 94105
George Zimmer(5)	2,849,629	(6)(7)(8)	7.9
David H. Edwab	167,649	(7)(8)(9)(10)	*
Rinaldo S. Brutoco	13,500	(11)	*
Sheldon I. Stein	25,718	(12)	*
Michael L. Ray, Ph.D.	6,000	(13)	*
Kathleen Mason	12,000	(14)	*
Deepak Chopra, M.D.	3,000	(15)	*
William B. Sechrest	3,000	(15)	*
Eric J. Lane	2,009	(8)	*
Charles Bresler, Ph.D.	549	(8)	*
Neill P. Davis	19,283	(8)(16)	*
All executive officers and directors as a group (19 Persons)	3,818,244	(6)(7)(8)(9)(17)
		(18)(19)(20)	10.5

*	Less than 1%

(1)	Based on a Schedule 13G filed on March 31, 2005, PRIMECAP Management Company has sole voting power with respect to 616,955 of these shares, neither sole nor shared voting power with respect to the remainder of these shares and sole dispositive power with respect to all of these shares.

(2)	Based on a Schedule 13G filed on February 11, 2005, Vanguard HorizonFunds-Vanguard Capital Opportunity Fund has sole voting power with respect to all of these shares and neither sole nor shared dispositive power with respect to any of these shares.

(3)	Based on a Schedule 13G filed on February 14, 2005, Friess Associates LLC has sole voting and dispositive power with respect to all of these shares.

(4)	Based on a Schedule 13G filed on February 14, 2005, Barclays Global Investors, NA., and certain of its affiliates, have sole voting power with respect to 1,710,334 of these shares, neither sole nor shared voting power with respect to the remainder of these shares and sole dispositive power as to all of these shares. The shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(5)	The business address of the shareholder is 40650 Encyclopedia Circle, Fremont, California 94538-2453.

(6)	Includes 2,805,683 shares held by George Zimmer in his capacity as trustee for the George Zimmer 1988 Living Trust.

(7)	Excludes 69,357 shares held by The Zimmer Family Foundation with respect to which this officer and director has shared voting and dispositive power but with regard to which such officer and director disclaims beneficial ownership.

(8)	Includes 43,946 shares, 1,568 shares, 1,859 shares, 549 shares, 206 shares and 81,213 shares, respectively, allocated to The Men’s Wearhouse, Inc. Employee Stock Plan (the “ESP”) accounts of Messrs. George Zimmer, David Edwab, Eric Lane, Charles Bresler and Neill Davis and to certain executive officers included in all executive officers and directors of the Company as a group, under the ESP. The ESP provides that participants have voting power with respect to these shares but do not have investment power over these shares.

(9)	Includes 1,081 shares held by David H. Edwab in his capacity as trustee of the David H. Edwab and Mary Margaret Edwab Family Trust.

(10)	Includes 165,000 shares that may be acquired within 60 days upon exercise of stock options.

(11)	Includes 10,000 shares that may be acquired within 60 days upon the exercise of stock options.

(12)	Includes 22,000 shares that may be acquired within 60 days upon the exercise of stock options and includes 1,718 shares held by Mr. Stein’s son.

(13)	Includes 4,000 shares that may be acquired within 60 days upon the exercise of stock options.

(14)	Includes 10,000 shares that may be acquired within 60 days upon the exercise of stock options.

(15)	Represents 1,000 shares that may be acquired within 60 days upon the exercise of stock options.

(16)	Includes 9,497 shares that may be acquired within 60 days upon the exercise of stock options and 80 shares allocated to the account of Mr. Davis under The Men’s Wearhouse, Inc. 401(k) Savings Plan.

(17)	Includes 292,497 shares that may be acquired within 60 days upon the exercise of stock options.

(18)	Includes 2,511 shares allocated to the 401(k) Savings Plan accounts of certain executive officers of the Company. The 401(k) Savings Plan provides that participants have voting and investment power over these shares.

(19)	Includes 1,761 shares allocated to the Employee Stock Discount Plan (the “ESDP”) accounts of certain executive officers of the Company. The ESDP provides that participants have voting power with respect to these shares and investment power over these shares.

(20)	Includes 4,450 shares held by family members of certain executive officers and directors of the Company.

EXECUTIVE OFFICERS
      The following table lists the name, age, current position and period of service with the Company of each executive officer. Each executive officer of the Company was elected by the Board of Directors of the Company and will hold office until the next annual meeting of the Board of Directors or until his or her successor shall have been elected and qualified.

			Executive
			Officer
Name	Age	Position with the Company	Since

George Zimmer	56	Chairman of the Board and Chief Executive Officer	1974
David H. Edwab	50	Vice Chairman of the Board	1991
Charles Bresler, Ph.D.	56	President	1993
Neill P. Davis	48	Executive Vice President, Chief Financial Officer and Principal Financial Officer	1997
Douglas S. Ewert	41	Executive Vice President and Chief Operating Officer	2000
Eric J. Lane	45	Executive Vice President	1993
Pasquale De Marco	44	President — Moores Retail Group Inc.	2003
Chris Zender	41	President — K&G Men’s Company	2004
Gary G. Ckodre	55	Senior Vice President — Chief Compliance Officer	1992
James E. Zimmer	53	Senior Vice President — Merchandising	1975
Diana M. Wilson	57	Senior Vice President, Principal Accounting Officer	2003
Scott K. Waltz	41	Senior Vice President, Chief Marketing Officer	2004
Jerry L. Lovejoy	51	Vice President and General Counsel	2003
      See the table under “Election of Directors” for the past business experience of Messrs. George Zimmer and David Edwab.
      Charles Bresler, Ph.D. joined the Company in 1993. From 1993 to 1998, he served as Senior Vice President — Human Development. In February 1998, he was named Executive Vice President. In March 2003, he was renamed Executive Vice President — Stores, Marketing and Human Development. Effective as of January 31, 2005, he was named President of the Company.
      Neill P. Davis joined the Company in 1997 as Vice President and Treasurer. In November 2000, he was named Senior Vice President, Chief Financial Officer and Treasurer, and in March 2001 he was named Principal Financial Officer. In March 2002, he was promoted to Executive Vice President and remained Chief Financial Officer, Treasurer and Principal Financial Officer. In March 2003, he was named Executive Vice President, Chief Financial Officer and Principal Financial Officer.
      Douglas S. Ewert joined the Company in 1995. From 1996 to 1999, he served as General Merchandise Manager. From 1999 to 2000, he served as Vice President — Merchandising and General Merchandise Manager. In April 2000, he was named Senior Vice President — Merchandising, and in March 2001 he was named Executive Vice President and Chief Operating Officer, K&G Men’s Company. In March 2002, he was named Executive Vice President and General Merchandise Manager. Effective as of January 31, 2005, he was named Executive Vice President and Chief Operating Officer.
      Eric J. Lane joined the Company in 1988. From 1991 to 1993, he served as Vice President — Store Operations, and in 1993 he was named Senior Vice President — Merchandising. In February 1997, Mr. Lane became Chief Operating Officer of the Company, and in November 2000 he was named President of the Company. Effective as of January 31, 2005, Eric J. Lane resigned from his position as President and Chief Operating Officer of the Company and was named Executive Vice President. Mr. Lane will retire from his employment with the Company later this year.

      Pasquale De Marco joined the Company as the Chief Financial Officer of Moores Retail Group Inc. (“Moores”) following the closing of the merger of a wholly owned subsidiary of the Company with Moores on February 10, 1999. Prior to the merger, Mr. De Marco had been the Chief Financial Officer of Moores Retail Group Inc. since its inception. In March 2003, Mr. De Marco was named President — Moores Retail Group Inc.
      Chris Zender joined the Company in September 2001 as Vice President of Store Operations of the Company’s Twin Hill Corporate Sales Division. In November 2002, he was named Vice President of Store Operations for K&G Men’s Company. In February 2005, he was named President — K&G Men’s Company. Prior to joining the Company, he was the Chief Operating Officer of Value City Department Stores from 1999-2001.
      Gary G. Ckodre joined the Company in 1992. In February 1997, he was named Vice President — Finance and Principal Financial and Accounting Officer, and in March 2001 he was named Senior Vice President and Principal Accounting Officer. In March 2003, he was named Senior Vice President — Finance. In March 2004, he was named Senior Vice President — Chief Compliance Officer.
      James E. Zimmer has served as Senior Vice President — Merchandising since 1975. Mr. J. Zimmer served as a director of the Company until June 2002 when he chose not to seek re-election.
      Diana M. Wilson joined the Company in March 1999 as Corporate Controller. In March 2001, she was named Vice President and Corporate Controller, and, in March 2002, she was named Vice President — Finance. In March 2003, she was named Vice President — Principal Accounting Officer. In March 2005, she was named Senior Vice President — Principal Accounting Officer.
      Scott K. Waltz joined the Company as Senior Vice President, Chief Marketing Officer in November 2004. Prior to joining the Company, Mr. Waltz was a Partner at 360 Group, a leading independent database marketing firm and agency partner to Men’s Wearhouse from 2002 to 2004. Prior to his joining 360 Group, he served as Senior Vice President, Chief Marketing Officer for AllBusiness from 1999 to 2002.
      Jerry L. Lovejoy joined the Company in January 2003 as Vice President and General Counsel. Prior to joining the Company, Mr. Lovejoy was the Division Counsel of the West Division of McDonald’s Corporation, the Oak Brook, Illinois fast food chain, from 1999 to 2003. Prior to his employment with McDonald’s Corporation, he served as Vice President and General Counsel of Baskin-Robbins, Inc. from 1995 to 1999.
      George Zimmer and James E. Zimmer are brothers.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth certain information regarding cash compensation paid for services rendered during the last three fiscal years to each of the Company’s five most highly compensated executive officers, including the Chief Executive Officer:

						Long Term
						Compensation
		Annual Compensation				Awards

				Other Annual		Securities	All Other
				Compensation		Underlying	Compensation
Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)	($)(3)		Options(8)	($)(9)

George Zimmer	2004	428,077	166,000	693,157	(4)	—	403
Chairman of the Board and	2003	420,000	80,000	687,947	(5)	—	363
Chief Executive Officer	2002	420,000	16,500	—		—	31,113	(10)
David H. Edwab	2004	570,769	300,000	108,126	(6)	—	803	(11)
Vice Chairman of the Board	2003	560,000	300,000	149,233	(6)	—	363
	2002	540,077	—	46,655	(5)	100,000	2,224	(12)
Eric J. Lane	2004	423,461	166,000	58,973	(7)	—	803	(11)
Executive Vice President	2003	410,000	100,000	91,106	(7)	—	763	(11)
	2002	410,000	33,000	66,951	(7)	100,000	769	(11)(13)
Charles Bresler, Ph.D.	2004	339,565	166,000	—		—	803	(11)
President	2003	335,458	120,000	—		—	763	(11)
	2002	330,000	40,000	—		100,000	401	(11)
Neill P. Davis	2004	319,500	170,131	—		40,000	803	(11)
Executive Vice President,	2003	304,962	143,190	—		35,000	763	(11)
Chief Financial Officer and	2002	300,000	76,223	—		26,500	305	(11)
Principal Financial Officer

(1)	Represents salary for 52 weeks in fiscal years 2002 and 2003 and 53 weeks in fiscal year 2004.

(2)	Represents bonus paid relating to services performed in the indicated fiscal year.

(3)	Unless otherwise set forth, excludes perquisites and other benefits because the aggregate amount of such compensation was the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(4)	Includes $605,337 paid in connection with insurance premiums (see “Split-Dollar Life Insurance Agreements”) and $87,820 in incremental cost associated with Mr. Zimmer’s personal use of the corporate aircraft.

(5)	Represents amount paid in connection with insurance premiums (see “Split-Dollar Life Insurance Agreements”).

(6)	Includes $62,466 and $113,159 paid to Mr. Edwab in 2004 and 2003, respectively, in connection with insurance premiums (see “Split-Dollar Life Insurance Agreements”) and $45,660 and $36,074 paid in 2004 and 2003, respectively, as perquisites under his employment agreement.

(7)	Includes $31,956, $37,074 and $41,995 paid to Mr. Lane in 2004, 2003 and 2002, respectively, in connection with the repayment of loans to Mr. Lane (see “Certain Relationships and Related Transactions”). Also includes $27,017, $54,032 and $24,956 in 2004, 2003 and 2002, respectively, paid in connection with insurance premiums (see “Split-Dollar Life Insurance Agreements”).

(8)	Represents number of options granted to the named executive officer.

(9)	Represents the amount of the Company’s contribution to the ESP allocated in the indicated year to the account of the named executive officer.

(10)	Also includes $30,912 in 2002 for the allocated dollar value of the benefits to Mr. Zimmer of life insurance premiums paid on his behalf, subject to certain split-dollar provisions in favor of the Company.

(11)	Also includes $400, $400 and $200 of the Company’s matching contributions to the 401(k) Savings Plan allocated in 2004, 2003 and 2002, respectively, to the account of the named executive officer.

(12)	Also includes $2,023 in 2002 for the allocated dollar value of the benefits to Mr. Edwab of life insurance premiums paid on his behalf, subject to certain split-dollar provisions in favor of the Company.

(13)	Also includes $368 in 2002 for the allocated dollar value of the benefits to Mr. Lane of life insurance premiums paid on his behalf, subject to certain split-dollar provisions in favor of the Company.
Employment Agreement
      To induce David H. Edwab to re-join the Company, the Company entered into an Employment Agreement with Mr. Edwab effective as of February 3, 2002 (as amended and restated effective as of February 3, 2003, the “Employment Agreement”) for an initial term beginning February 3, 2002 and extending through February 2, 2007. Under the Employment Agreement the Company agreed, among other things, to:

•	pay Mr. Edwab an annual base salary of $560,000, plus $40,000 per year for reimbursement of various business related expenses, including automobile and club membership expenses;

•	provide disability and medical insurance coverage and certain other benefits provided to other employees;

•	pay Mr. Edwab a bonus of $300,000 (the “Bonus”) on each of January 3, 2004 and February 3, 2004;

•	pay Mr. Edwab a bonus of $2,400,000 (the “Long-Term Incentive Bonus”) at the end of the term of the Employment Agreement, which bonus accrues at a rate of $50,000 per month and is subject to an offsetting credit equal to the “Stock Option Value” (as defined in the Employment Agreement) of those stock options held by Mr. Edwab on the date of the Employment Agreement and those stock options issued to him subsequent thereto; provided that if the Employment Agreement is terminated prior to February 2, 2007 and the Stock Option Value exceeds the accrued Long-Term Incentive Bonus at the time of termination, the Company is entitled to a credit against any payment it otherwise would be required to make equal to the lesser of such excess or $600,000 (the “Stock Option Value Credit”); and

•	make the premium payments on the insurance policies referred to and covered by the split-dollar life insurance agreement between the Company and Mr. Edwab (see discussion of “Split-Dollar Life Insurance Agreements” below) as additional compensation with an additional payment to cover the taxes due on such compensation.
      The Company may terminate Mr. Edwab’s employment under the Employment Agreement for “cause” (as defined in the Employment Agreement), in which event the Company will pay all compensation and benefits due Mr. Edwab under the Employment Agreement to the date of termination, which will satisfy all of the Company’s obligations under the Employment Agreement, and if at the time of such termination the Stock Option Value would be a positive number, Mr. Edwab shall forfeit his existing stock options and subsequent stock options then exercisable having a Stock Option Value equal to the lesser of the then total Stock Option Value or $600,000. If the Company terminates Mr. Edwab’s employment without “cause” or Mr. Edwab terminates his employment for “good reason” (as defined in the Employment Agreement), then the Company will be required to pay Mr. Edwab a lump sum payment equal to all amounts owed through the date of termination as well as the accrued Long-Term Incentive Bonus plus the Bonus, if they have not been paid, minus the Stock Option Value and Mr. Edwab will continue to receive his base salary at the then current rate and all benefits to which Mr. Edwab is entitled under the Employment Agreement for a period of two years following the date of termination.
      If the Company does not offer Mr. Edwab the opportunity to enter into a new employment agreement prior to February 2, 2006, with terms, in all respects, no less favorable to Mr. Edwab than the terms of the Employment Agreement and with a term lasting until at least February 2, 2009, Mr. Edwab shall have the right to elect to terminate his employment effective as of February 2, 2007. In the event of such termination, he will be entitled to continue to receive (a) his base salary at the then current rate for a period of one year following the date of termination (provided that the Company shall be entitled to a credit against payments of such base salary equal to the Stock Option Value Credit, if any) and (b) all other benefits to which he is entitled under the Employment Agreement for a period of two years following the date of termination. If the Company offers Mr. Edwab a new employment agreement and Mr. Edwab declines to accept it, his employment will terminate on February 2, 2007, at which time he will be entitled to all compensation, rights and benefits accrued at such date. However, if the Company notifies Mr. Edwab prior to February 2, 2006 that it does not wish to enter into a new employment agreement following the termination of the existing Employment Agreement, Mr. Edwab shall be entitled to continue to receive (a) his base salary at the then current rate for a period of one year following the date of termination (provided that the Company shall be entitled to a credit against payments of such base salary equal to the Stock Option Value Credit, if any) and (b) all other benefits to which he is entitled under the Employment Agreement for a period of two years following termination at the end of the term of this Agreement.
      In addition to any continuation of benefits provided for in the Employment Agreement, the Company shall continue to maintain the split dollar life insurance policies, including the transferability provisions thereof, maintained by the Company for the benefit of Mr. Edwab for a period of two years following the date of termination of the Employment Agreement.
      Under the Employment Agreement, Mr. Edwab has agreed not to compete with the Company during the term thereof and for a period of one year thereafter.
Succession Agreement
      Effective as of February 1, 2005, Mr. Lane voluntarily, and at his request, stepped down as President and Chief Operating Officer of the Company and will serve as Executive Vice President of the Company through July 31, 2005. To provide for effective succession and transition of key executive positions within the Company, the Company entered into a Succession Agreement with Mr. Lane dated March 4, 2005 (the “Succession Agreement”). Pursuant to the Succession Agreement, Mr. Lane will receive his regular salary through July 31, 2005 and will be eligible to receive a discretionary bonus at the time the Company pays discretionary bonuses to executive officers for performance in fiscal 2005 in an amount to be determined by the Chief Executive Officer of the Company in his discretion but not to exceed 50% of the maximum bonus Mr. Lane would have been entitled to receive had he continued as President of the Company for all of fiscal year 2005.
      In addition, under the terms of the Succession Agreement, the Company shall pay to Mr. Lane a lump sum payment equal to $2,000,000 minus his assumed gain on the exercise of all options currently held by Mr. Lane which are or become vested prior to August 1, 2005. The “assumed gain” shall equal the aggregate of the difference between the prices at which Mr. Lane sells shares of common stock received upon exercise of the options and the option exercise prices plus, with respect to options not exercised prior to August 1, 2005 or shares received upon exercise of options that are not sold prior to August 1, 2005, the difference between the greater of (i) $36.12, and (ii) the closing price on the New York Stock Exchange on July 31, 2005 and the option exercise prices. All options to purchase shares of the Company’s common stock held by Mr. Lane that have not vested by July 31, 2005 shall be cancelled and Mr. Lane shall have no rights with respect thereto. Mr. Lane exercised all his vested options in April 2005 and the Company no longer has any payment obligations for the $2,000,000 lump sum payment.
      Effective as of August 1, 2005, Mr. Lane shall be retired from and no longer employed by the Company. However, pursuant to the terms of the Succession Agreement, Mr. Lane shall provide consulting services to the Company for a period from August 1, 2005 through July 31, 2010, that shall include, but not be limited to, assisting the new President and the new Chief Operating Officer in transitioning into and learning the duties and responsibilities of their new positions and assisting the Company with its outsourcing programs. As payment for such consulting services, the Company has agreed to pay Mr. Lane an annual consulting fee of $110,000, plus reimburse him for reasonable and necessary out of pocket expenses arising out of providing such consulting services; provided, however, that in the event the Company determines that, as a result of recent tax legislation and the rules and regulations related thereto, the payment of the annual consulting fee would or may be treated as a deferred payment subject to a 20% excise tax thereon, the Company shall pay to Mr. Lane on August 1, 2005 a one time consulting fee of $500,000 subject to full or partial repayment if Mr. Lane shall fail to provide the consulting services required under the Succession Agreement.
      Under the Succession Agreement, Mr. Lane has agreed not to compete with the Company upon his retirement for a period of five years thereafter.
      The Company has also agreed to provide medical insurance to Mr. Lane and his family at all times similar to coverage under the Company’s then existing employee medical insurance plan available to the Company’s executive officers until Mr. Lane is eligible for Medicare coverage, provided that Mr. Lane pays normal contributions paid by the Company’s executive officers with a similar coverage situation and provided further that if Mr. Lane is employed by an employer that provides medical insurance Mr. Lane will participate in such coverage and the payment Mr. Lane is required to make to the Company shall be reduced by the amount of the payment he makes for such coverage and the Company’s obligation to provide insurance shall be secondary to such coverage; but provided further that if medical professionals, treatments, facilities or services are covered by the Company’s existing plan and not covered under Lane’s new employer’s plan, Lane shall be provided primary coverage by the Company.
Split-Dollar Life Insurance Agreements
      The George Zimmer 1988 Living Trust is presently the owner of 2,805,683 shares of Common Stock. The Company has been advised that in the event of the death of George Zimmer, his estate may be required to publicly sell all or substantially all of such shares to satisfy estate tax obligations. The public sale of such number of shares may destabilize the market for the Company’s publicly traded stock. Accordingly, in November 1994, an agreement was entered into (commonly known as a split-dollar life insurance agreement) under the terms of which the Company makes advances of the premiums for certain life insurance policies on the life of George Zimmer with an aggregate face value, as amended, of $25,500,000 purchased by a trust established by Mr. Zimmer. To secure the repayment of the advances, the trust has assigned the policies to the Company as collateral. Further, a second split-dollar life insurance agreement with essentially the same terms as the existing agreement was entered into relating to a life insurance policy on the life of George Zimmer with a face value of $1,000,000 purchased by a second trust established by Mr. Zimmer. The trusts have assigned the additional policies to the Company as collateral. The proceeds of these policies are intended to provide Mr. Zimmer’s estate with enough liquidity to avoid destabilizing sales of Common Stock.
      The Company has also entered into split-dollar life insurance agreements with Mr. Edwab under the terms of which the Company made advances of the premiums on $3,000,000 in life insurance policies owned by a trust established by Mr. Edwab and payable to beneficiaries designated by him (subject to certain split-dollar provisions in favor of the Company). To secure the repayment of the premiums, the Trust has assigned the policies to the Company as collateral.
      Additionally, the Company has entered into a split-dollar life insurance agreement with Eric Lane under the terms of which the Company made advances of the premiums for a life insurance policy with an aggregate face value of $2,000,000 purchased by Mr. Lane on his life. Mr. Lane has repaid the advances.
      In light of the provisions of the Sarbanes-Oxley Act of 2002 which prohibit the Company from making loans to its officers and directors (which may encompass the advancement of premiums for life insurance policies even though secured by the cash payable pursuant to such policies), the Company has ceased making premium payments as loans to Messrs. Zimmer, Edwab and Lane. The Company has elected to pay the premiums on behalf of Messrs. Zimmer, Edwab and Lane as additional compensation with an additional increase in compensation to cover the taxes due on such compensation.
      Pursuant to the terms of Mr. Lane’s Succession Agreement, the Company will pay a bonus to Mr. Lane in the same manner described above in respect of all premiums due and payable through the end of the Company’s fiscal year 2005. At that time, Mr. Lane as the owner of the policy has elected to continue such life insurance and will pay the premium thereon and the Company has released any lien thereon.

Employee Equity Incentive Plans
      The Company maintains The Men’s Wearhouse, Inc. 1996 Long-Term Incentive Plan (formerly known as the 1996 Stock Option Plan, the “1996 Plan”), 1998 Key Employee Stock Option Plan (the “1998 Option Plan”) and the 2004 Long-Term Incentive Plan (the “2004 Plan”) (collectively, the “Plans”) for the benefit of its full-time key employees. The Company also maintained The Men’s Wearhouse, Inc. 1992 Stock Option Plan which expired in February 2002. Under the 1996 Plan, awards covering up to 1,850,000 shares of Common Stock may be granted. Under the 1998 Option Plan, options to purchase up to 2,100,000 shares of Common Stock may be granted. Under the 2004 Plan, awards covering up to 600,000 shares of Common Stock may be granted.
      The 1998 Plan is administered by the Stock Option Committee of the Company’s Board of Directors which currently consists of George Zimmer and the 1996 Plan and the 2004 Plan are administered by the Compensation Committee. The individuals eligible to participate in the Plans are such full-time key employees, including officers and employee directors, of the Company as the respective committees may determine from time to time. However:

•	George Zimmer and James E. Zimmer are not eligible to participate in the 1996 Plan and the 1998 Option Plan; and

•	no executive officers of the Company may participate in the 1998 Option Plan.
      Under the 1996 Plan and the 2004 Plan, the Compensation Committee may grant options (both incentive stock options and nonqualified stock options), stock appreciation rights, restricted stock, deferred stock units, performance stock awards, performance units, cash-based awards, and other stock-based awards. Under the 1998 Option Plan, the Stock Option Committee may only grant nonqualified stock options. Under the 1998 Option Plan, the purchase price of shares subject to an option granted under the 1998 Option Plan is determined by the Stock Option Committee at the date of grant. Generally, the price at which a nonqualified stock option may be granted may not be less than 50% of the fair market value of the shares of Common Stock on the date of grant. Under the 1996 Plan and the 2004 Plan, the purchase price of shares subject to an option granted under such plans is determined by the Compensation Committee and may not be less than 100% of the fair market value of the shares of Common Stock on the date of grant. Options granted under the Plans must be exercised within ten years from the date of grant. Unless otherwise provided by the respective committee, the options vest with respect to one-third of the shares covered thereby on each of the first three anniversaries of the date of grant. In the case of any eligible employee who owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiaries, (i) the option price of any incentive stock option granted may not be less than 110% of the fair market value of the Common Stock on the date of grant and (ii) the exercisable period may not exceed five years from date of grant. Stock appreciation rights (freestanding or tandem), restricted stock, deferred stock units, performance stock awards, performance units, other stock-based awards and cash-based awards may be granted under the 1996 Plan or the 2004 Plan in such number and upon such terms and conditions as determined by the Compensation Committee.
      Generally, awards granted under the Plans are not transferable by the holder other than by will or under the laws of descent and distribution. Options granted under the Plans terminate on the earlier of (i) the expiration date of the option or (ii) one day less than one month after the date the holder of the option terminates his or her employment with the Company for any reason other than the death, disability or the retirement of such holder. During such one-month period, the holder may exercise the option in respect of the number of shares that were vested on the date of such severance of employment. In the event of severance because of the death, disability or retirement of a holder before the expiration date of the option, the option terminates on the earlier of such (i) expiration date or (ii) one year following the date of severance. During this period the holder, or his or her heirs, as the case may be, generally may exercise the option in respect of the number of shares that were vested on the date of severance because of death, disability or retirement. With regard to other awards under the 1996 Plan and the 2004 Plan, the Compensation Committee shall determine the extent to which a holder shall have the right to receive or exercise such award following termination of the holder’s employment with the Company.

Option Grants
      The following table sets forth the aggregate option grants during the last fiscal year to the named executive officers:
Option Grants in Fiscal 2004

Grant
	Shares of		Percent of			Date
	Common Stock		Total Options	Exercise		Present
	Underlying		Granted to	Price per		Value
Name	Options(#)		Employees	Share($)	Expiration	($)(1)

George Zimmer	—		—	—	—	—
David H. Edwab	—		—	—	—	—
Eric J. Lane	—		—	—	—	—
Charles Bresler, Ph.D.	—		—	—	—	—
Neill P. Davis	40,000	(2)	16.33	23.82	2/13/14	528,812

(1)	Based upon Black-Scholes option valuation model. The calculation assumes volatility of 53.96%, a risk free rate of 3.28%, a six year expected life, turnover of 8.21%, no expected dividends and option grants at $23.82 per share. The actual value, if any, which may be realized with respect to any option will depend on the amount, if any, by which the stock price exceeds the exercise price on the date the option is exercised. Thus, such valuation may not be a reliable indication as to value.

(2)	Represents options granted under the 1996 Option Plan which become exercisable with respect to 5,000 of the shares initially covered thereby on each of February 13, 2008, 2009 and 2010, an additional 10,000 of the shares initially covered thereby on February 13, 2011 and an additional 15,000 of the shares initially covered thereby on February 13, 2012.
Option Exercises
      The following table sets forth the aggregate option exercises during the last fiscal year and the value of outstanding options at year-end held by the named executive officers:
Aggregate Option Exercises in Fiscal 2004 and Option Values at January 29, 2005

			Number of Securities	Value of Unexercised
	Shares		Underlying Unexercised	In-the-Money
	Acquired on	Value	Options at Year End	Options at Year End($)
Name	Exercise	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable

George Zimmer	—	—	—	—
David H. Edwab	—	—	165,000/120,000	2,238,000/1,285,500
Eric J. Lane	2,813	46,569	108,750/155,000	1,318,001/1,594,375
Charles Bresler, Ph.D.	45,250	502,390	39,250/147,500	327,163/1,528,188
Neill P. Davis	13,000	183,408	4,497/104,003	37,314/1,348,786
Compensation of Directors
      Employee directors of the Company do not receive fees for attending meetings of the Board of Directors. Each non-employee director of the Company receives an annual retainer of $24,000. In addition, members of the Audit Committee receive an annual retainer of $2,000, or $10,000 for the Chairman of the Audit Committee, as well as an additional $1,000 for each meeting attended in person and $500 for each meeting held telephonically. Members of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an annual retainer of $1,000, or $2,000 for the Chairman of each committee, as well as an additional $1,000 for each meeting attended in person and $500 for each meeting held telephonically, of which each of these two committees are scheduled to hold two meetings per year. Further, under the Director Plan each person who is a non-employee director on the last business day of each fiscal year of the Company is granted 1,000 shares of restricted stock and an option to acquire an additional 1,000 shares of Common Stock. All options granted permit the non-employee director to purchase the option shares at the closing price on the date of grant and become exercisable one year after the date of grant. All options granted under the Director Plan must be exercised within 10 years of the date of grant. Such options terminate on the earlier of the date of the expiration of the option or one day less than one month after the date the director ceases to serve as a director of the Company for any reason other than death, disability or retirement as a director. All restrictions on the restricted stock lapse one year after the date of grant.
      During the fiscal year ended January 29, 2005, Messrs. Brutoco, Chopra, Ray, Sechrest and Stein and Ms. Mason earned $30,500, $19,000, $36,000, $19,500, $42,500 and $39,000, respectively, as compensation for their service on the Board of Directors. In addition, on January 28, 2005, the Company granted each of Messrs. Brutoco, Chopra, Ray, Sechrest and Stein and Ms. Mason 1,000 shares of restricted stock and an option to purchase an additional 1,000 shares of Common Stock at $32.45 per share pursuant to the Director Plan.

Performance Graph
      The following graph compares, as of each of the dates indicated, the percentage change in the Company’s cumulative total shareholder return on the Common Stock with the cumulative total return of the NYSE Composite Index and the Retail Specialty Apparel Index. The graph assumes that the value of the investment in the Common Stock and each index was $100 at April 15, 1992 (the date the Common Stock was first publicly traded) and that all dividends paid by those companies included in the indices were reinvested. For periods prior to October 2, 2000, the Common Stock was quoted on the Nasdaq National Market.
Measurement Period (Fiscal Year Covered)

	04/15/92	01/30/93	01/29/94	01/28/95	02/03/96	02/01/97	01/31/98	01/30/99	01/29/00	02/03/01	02/02/02	02/01/03	01/31/04	01/29/05

Company	100.00	142.31	304.33	256.73	488.94	460.82	620.91	769.11	626.32	835.44	567.52	363.72	604.64	842.45
Dow Jones US Apparel Retailers	100.00	107.98	95.00	83.08	91.24	111.31	179.87	311.00	284.22	329.40	286.16	248.27	331.77	401.44
NYSE Composite Index	100.00	109.27	121.79	122.23	166.44	204.30	258.65	314.21	315.65	347.97	317.79	261.71	345.68	372.10
      The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulations 14A and 14C under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or to the liabilities of Section 18 under the Exchange Act.
Compensation Committee Interlocks and Insider Participation
      No member of the Compensation Committee of the Board of Directors of the Company was, during fiscal 2004, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any relationships requiring disclosure by the Company under Item 404 of Regulation S-K.
      During fiscal 2004, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.
Compensation Committee Report on Executive Compensation
      The Compensation Committee of the Board of Directors of the Company is pleased to present its 2004 report on executive compensation. This Compensation Committee report documents components of the Company’s executive officer compensation programs and describes the basis on which 2004 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the executive officers that are named in the compensation tables. The Compensation Committee is comprised entirely of non-employee directors.

Compensation Philosophy and Overall Objectives of Executive Compensation Programs
      It is the philosophy of the Company to ensure that executive compensation be directly linked to continuous improvements in corporate financial performance and increases in shareholder value. The following objectives, which were adopted by the Compensation Committee, serve as the guiding principles for all compensation decisions:

•	Provide a competitive total compensation package that enables the Company to retain key executives.

•	Integrate pay programs with the Company’s annual and long-term business objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

•	Provide variable compensation opportunities that are directly linked to the performance of the Company and that align executive remuneration with the interests of shareholders.
      The Compensation Committee believes that the Company’s current executive compensation program is consistent with these objectives.

Executive Compensation Program Components
      The Company uses cash- and equity-based compensation to achieve its pay-for-performance philosophy and to reward short- and long-term performance.
      Base Salary. The Company’s compensation philosophy is to control compensation costs and to place greater emphasis on incentive compensation based on results. Accordingly, the Compensation Committee believes that the Company’s base salaries are well within the industry norms for companies of similar size. Salaries for executives are reviewed periodically and revised, if appropriate, based on a variety of factors, including individual performance, level of responsibility, prior experience, breadth of knowledge, external pay practices and overall financial results.
      Incentive Compensation. The Company’s philosophy is to use a combination of annual and long-term compensation methods for the Company’s management other than the Chief Executive Officer who holds significant ownership interests in the Company and has declined the opportunity to participate in equity compensation arrangements. It is the belief of the Compensation Committee that incentives through stock option or restricted stock participation at this time for the Chief Executive Officer would not significantly affect the short-term or long-term perspective of this individual with respect to the equity performance of the Company.
      The Compensation Committee adopted a bonus program for 2004 in which executive officers participate. The maximum bonus set for each of the named executive officers is based upon the total compensation package of the officer relative to his duties and is $200,000, except for Mr. Edwab whose bonus is determined under the terms of his Employment Agreement.
      The criteria for determining the amount of bonus participation is based on: (i) the Company attaining sales goals, (ii) the Company attaining net income goals, and (iii) the officer attaining personal goals. Each of the first two criteria are quantitative, while the third criterion is subjective. The Company’s bonus program for the majority of the work force is based on attaining similar goals as well as shrinkage goals.

Discussion of 2004 Compensation for the Chief Executive Officer
      George Zimmer, Chairman of the Board and Chief Executive Officer of the Company, is a significant shareholder in the Company, as well as one of the Company’s founders.
      In determining Mr. Zimmer’s compensation for 2004, the Compensation Committee considered the Company’s financial performance and corporate accomplishments, individual performance and salary data for chief executive officers of other publicly held apparel companies having a size and focus that the Compensation Committee believed comparable to the Company’s. The Compensation Committee also reviewed more subjective factors, such as development and implementation of the corporate strategies to enhance shareholder value and the Company’s overall corporate philosophy. The Compensation Committee also took into consideration the amount paid by the Company to Mr. Zimmer to pay the premiums on the split-dollar life insurance policies. The Compensation Committee feels that Mr. Zimmer’s compensation program for 2004 and 2005 is conservative in light of his contributions to the Company and the Company’s success.
      Base Salary. Mr. Zimmer’s base salary for fiscal 2004 was $420,000. While the Compensation Committee believes that the performance of Mr. Zimmer and the Company would justify a substantial increase in Mr. Zimmer’s base salary and that Mr. Zimmer’s base salary is substantially below the median base salary for chief executive officers of other publicly held companies similar in size to the Company, Mr. Zimmer has advised the Compensation Committee that he is satisfied with his current base salary and therefore no change has been approved for fiscal 2005.
      Annual Incentive. Mr. Zimmer was paid a $166,000 bonus under the 2004 bonus program. Mr. Zimmer will be eligible for a bonus of up to $200,000 in 2005 based on: (i) the Company attaining sales goals, (ii) the Company attaining net income goals, and (iii) Mr. Zimmer attaining certain personal goals. Each of the first two criteria are quantitative, while the third criterion is subjective. The Compensation Committee believes the Company’s cash incentive bonus program for Mr. Zimmer is conservative compared to other publicly held companies similar in size to the Company.
      Split-dollar Life Insurance Premiums. In the past the Company paid the premiums on a split-dollar life insurance policy owned by Mr. Zimmer under an arrangement where the Company would be reimbursed for the aggregate amount of such premiums from the cash proceeds of the policy before any payment was made thereunder to Mr. Zimmer or the policy’s beneficiaries. Because of changes in law, it became uncertain as to whether the Company could continue to make such premium payment advances under the split-dollar insurance arrangement. Because Common Stock represents a substantial portion of Mr. Zimmer’s estate, in the event of his death, his estate might be forced to sell Common Stock under circumstances that would be adverse to the Company and its shareholders unless the estate had other significant sources of liquidity. The split-dollar life insurance policy creates a significant source of liquidity to the estate. As a result of this factor, and the fact that the Compensation Committee believed that Mr. Zimmer’s total compensation package was substantially below the median market level, the Compensation Committee approved the continued payment of the split-dollar life insurance premiums by the Company as additional compensation to Mr. Zimmer and approved the payment to Mr. Zimmer of an additional amount to reimburse him for taxes he would owe as a result of the additional compensation and the tax reimbursement payment.

Summary
      It is the opinion of the Compensation Committee that the total compensation program for 2004 for the executive officers relative to the Company’s performance was reasonable and that the compensation to George Zimmer, including that associated with the payments with respect to the split-dollar life insurance, remains modest in light of the Company’s achievements and the total compensation packages provided to chief executive officers by other publicly held clothing retailers.

COMPENSATION COMMITTEE

Kathleen Mason, Chair
Rinaldo S. Brutoco
Sheldon I. Stein
Deepak Chopra, M.D.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      On August 16, 2004, we purchased a store (land and building, which we had been leasing) in Dallas, Texas for $1.0 million from 8239 Preston Road, Inc., a Texas corporation of which George Zimmer, Chairman of the Board and Chief Executive Officer of the Company, James E. Zimmer, Senior Vice President — Merchandising of the Company, and Richard Goldman, a former officer and director of the Company, each owned 20% of the outstanding common stock, and Laurie Zimmer, sister of George and James E. Zimmer, owned 40% of the outstanding common stock. During 2004, the Company paid aggregate rentals on such property of $36,900 to 8239 Preston Road, Inc.
      On August 20, 2004, we purchased a 1980 Gulfstream III aircraft from Regal Aviation L.L.C. (“Regal Aviation”) for $5.0 million. Regal Aviation operates a private air charter service and is a limited liability company of which George Zimmer owns 99%. In addition, on August 20, 2004, we entered into a leasing arrangement with Regal Aviation under which Regal Aviation will operate, manage and market the aircraft as well as provide the appropriate flight personnel and services. The aircraft will be utilized to provide air transportation from time to time for employees of the Company as well as be leased to third parties for charter. Prior to the purchase of the aircraft from Regal Aviation, the Company utilized the services of Regal Aviation to provide air transportation from time to time for employees of the Company. During 2004, the Company paid approximately $1,177,000 to Regal Aviation for all such services.
      On October 15, 2004, we purchased a warehouse facility located in Houston, Texas (the “Facility”) from Zig Zag for $0.7 million. Zig Zag is a Texas joint venture, in which George Zimmer, James E. Zimmer and Richard E. Goldman were the sole and equal joint venturers. Prior to the purchase of the Facility, we leased the Facility from Zig Zag. During 2004, the Company paid rentals of $65,000 to Zig Zag.
      Based on the results of recent appraisals and review of the terms of other Regal Aviation leasing arrangements with unrelated third parties, we believe that the terms of the aircraft purchase and leasing agreements and the terms of the store purchase and the Facility purchase are comparable to what would have been available to us from unaffiliated third parties at the time such agreements were entered into.
      In December 1996, the Company advanced $166,000 to Mr. Lane to enable him to purchase a residence. Prior to June 2002, Mr. Lane took further advances of $572,116 on this loan. At the beginning of fiscal 2004, Mr. Lane had a balance of $135,231. During 2004, Mr. Lane repaid $30,000 of these advances and paid the Company $4,243 in interest at an average rate of 3.5% per annum, resulting in an outstanding balance of $105,231 as of January 29, 2005.
      In April 2002, the Company advanced $220,750 to Mr. Davis to enable him to purchase a residence. At the beginning of fiscal 2004, Mr. Davis had a balance of $206,440. During 2004, Mr. Davis repaid $20,000 of this advance and paid the Company $3,190 in interest. The average interest rate on the loan during fiscal 2004 was 1.5% per annum. As of January 29, 2005, the outstanding loan balance was $186,440.
Section 16(a) Beneficial Ownership Reporting Compliance
      To the Company’s knowledge, and except as set forth below, based solely on a review of the copies of the reports required pursuant to Section 16(a) of the Exchange Act that have been furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 29, 2005, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners have been met.
INDEPENDENT AUDITORS
      The Audit Committee has approved the appointment of the firm of Deloitte & Touche LLP (“D&T”) as independent auditors for the fiscal year ending January 28, 2006. Representatives of D&T are expected to attend the Annual Meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by shareholders.
      Fees for professional services provided by D&T in each of the last two fiscal years in each of the following categories are:

	Fiscal Year

	2004	2003

Audit Fees(1)	$1,360,800	$391,700
Audit Related Fees(2)	39,700	31,200
Tax Fees(3)	740,400	325,500
All Other Fees(4)	22,200	60,900

	$2,163,100	$809,300

(1)	Audit fees consist of audit work performed in connection with the annual financial statements, the reviews of unaudited quarterly financial statements as well as work generally only the independent auditor can reasonably provide, such as consents, comfort letters and review of documents filed with the Securities and Exchange Commission. In 2004, the audit fees include the assessment of the Company’s internal control over financial reporting.

(2)	Audit related services represent fees for audits of the Company’s employee benefit plans and information systems reviews.

(3)	Tax services include fees for a variety of federal, state and international tax consulting projects and tax compliance services, including fixed fee payments for certain previously contingent fee arrangements.

(4)	These fees for other services consist of general tax compliance software licensing.
      The Audit Committee has considered whether non-audit services provided by D&T to the Company are compatible with maintaining D&T’s independence.
      The Audit Committee has implemented pre-approval policies and procedures for all audit and non-audit services. Generally, the Audit Committee requires pre-approval of any services to be provided by the Company’s independent public accountants to the Company or any of its subsidiaries. The pre-approval procedures include the designation of such pre-approval responsibility to one individual on the Audit Committee, currently Mr. Sechrest. There were no services approved by the Audit Committee pursuant to the de minimis exception in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X during fiscal 2004.
PROPOSALS FOR NEXT ANNUAL MEETING
      Any proposals of shareholders intended to be presented at the annual meeting of shareholders of the Company to be held in 2006 must be received by the Company at its corporate offices, 5803 Glenmont Drive, Houston, Texas 77081-1701, attention: Investor Relations, or via facsimile at (713) 592-7060, no later than January 27, 2006, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

OTHER MATTERS
      The management of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.
      The cost of solicitation of proxies in the accompanying form will be paid by the Company. In addition to solicitation by use of the mails, certain directors, officers or employees of the Company may solicit the return of proxies by telephone, telegram or personal interview.

APPENDIX A
CORPORATE GOVERNANCE GUIDELINES
      The business and affairs of the Company shall be managed under the direction of the Board of Directors to enhance the long-term value of the Company for its share owners. In exercising its authority to direct, the Board recognizes that the long-term interests of its share owners are best advanced by appropriate consideration of other stakeholders and interested parties including employees and their families, customers, suppliers, communities and society as a whole. To assist the Board in fulfilling its responsibilities, it has set forth the following guidelines for itself:

1.	Director Qualification Standards
      A majority of the members of the Board of Directors must qualify as independent directors in accordance with the applicable provisions of the Securities Exchange Act of 1934, and the rules promulgated thereunder and the applicable rules of the New York Stock Exchange. In addition, at least two-thirds in number (if two-thirds is not a whole number then at least the nearest whole number to two-thirds that is less than two-thirds) of the directors shall meet the following qualifications:

•	shall not have been employed by the Company as an executive officer in the past 10 years.

•	is not an executive officer or director, or a person serving in a similar capacity with, nor an owner of more than 1% of the equity of, a significant customer, supplier or service provider to the Company. For purposes hereof, significant shall mean circumstances where during the past fiscal year the business with the customer, supplier or service provider equaled or exceeded either 1% of the revenue thereof or 1% of the revenue of the Company.

•	is not personally the accountant, lawyer or financial advisor for compensation to any executive officer of the Company.

•	is not a trustee, director or officer of any charitable organization that received contributions during the past fiscal year aggregating $100,000 or more from the Company.

•	has not within the last three years engaged in a transaction with the Company required to be disclosed in the Company’s proxy statement pursuant to Subpart 229.400 of Regulation S-K of the Rules and Regulations of the Securities and Exchange Commission.

•	is not a father, mother, wife, husband, daughter, son, father-in-law, mother-in-law, daughter-in-law or son-in-law of a person who would not meet the foregoing qualifications.
      A director shall not serve on more than four boards of directors of publicly-held companies (including that of the Company) unless the full Board determines that such service does not impair the director’s performance of his or her duties to the Company.
      A person shall not stand for election upon reaching the age of 75.
      Directors are expected to report changes in their business or professional affiliations or responsibilities, including retirement, to the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee. A director should offer to resign if the Nominating and Corporate Governance Committee concludes that the director no longer meets the Company’s requirements for service on the Board of Directors.
      The Board believes that directors should be stockholders and have a financial stake in the Company. The Board recommends that directors develop an ownership position in the Company equal to at least $50,000 by fiscal year end 2006 or within three years of becoming a director whichever is later.
      The Nominating and Corporate Governance Committee of the Board may establish additional qualifications for directors, taking into account the composition and expertise of the entire Board.

2.	Director Responsibilities
      Directors should exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company in a manner consistent with their fiduciary duties. Directors should regularly attend meetings of the Board of Directors and of all Board committees upon which they serve. To prepare for meetings, directors should review the materials that are sent to directors in advance of those meetings.
      The Board of Directors of the Company will schedule regular executive sessions at least twice a year where non-management directors (i.e., directors who are not company officers but who do not otherwise have to qualify as “independent” directors) meet without management participation. The Chairman of the Nominating and Corporate Governance Committee shall be the presiding director for each executive session. The Board of Directors will establish methods by which interested parties may communicate directly with the presiding director or with the non-management directors of the Board of Directors as a group and cause such methods to be disclosed.
      The Board of Directors shall at all times maintain an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee which must operate in accordance with applicable law, their respective charters as adopted and amended from time to time by the Board, and the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange. The Board may also establish such other committees as it deems appropriate and delegate to such committees such authority permitted by applicable law and the Company’s by-laws as the Board sees fit.
      The Chairman of the Board shall set the agenda of meetings of the Board of Directors and the Chairman of each committee shall set the agenda of meetings of the applicable committee. Any director may suggest agenda items and may raise at meetings other matters that the director considers worthy of discussion.

3.	Director Access To Management And Independent Advisors
      The Company shall provide each director with complete access to the management of the Company, subject to reasonable advance notice to the Company and reasonable efforts to avoid disruption of the Company’s management, business and operations. The Board of Directors and Board committees, to the extent set forth in the applicable committee charter, have the right to consult and retain independent legal and other advisors at the expense of the Company.

4.	Director Compensation
      The Board of Directors or an authorized committee thereof will determine and review the form and amount of director compensation, including cash, equity-based awards and other director compensation. In determining director compensation, the following should be considered: (1) fair and competitive compensation for the time commitment to appropriately discharge the work required for a company of similar size and scope; (2) alignment of the director’s interest with the long-term interests of the Company; and (3) a transparent and readily understandable compensation program.

5.	Ethics and Conflicts of Interest
      All directors are expected to act ethically and in a manner which brings credit to the Company. Each director shall adhere to the Company’s Code of Conduct. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Chairman of the Board, and if the actual or potential conflict involves the Chairman of the Board, he or she shall inform the Chair of the Nominating and Corporate Governance Committee. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interest in a manner different than the general interests of the Company and its share owners. The Nominating and Corporate Governance Committee shall resolve any questions involving a conflict of interest relating to a director other than a director who is a member of such Committee. The Board shall resolve any conflict of interest involving a member of the Nominating and Corporate Governance Committee.

6.	Director Orientation And Continuing Education
      The Board of Directors or the Company will establish, or identify and provide access to, appropriate orientation programs, sessions or materials for newly elected directors of the Company for their benefit either prior to or within a reasonable period of time after their nomination or election as a director. The Board of Directors or the Company will encourage, but not require, directors to periodically pursue or obtain appropriate programs, sessions or materials as to the responsibilities of directors of publicly-traded companies.

7.	Management Evaluation And Succession
      The Board of Directors (not including any members of management of the Company) will conduct an annual review of the performance and compensation of the Chief Executive Officer, taking into account the views and recommendations of the Compensation Committee and Nominating and Corporate Governance Committee, as applicable, and as set forth in their respective Charters.
      The Board of Directors will establish and review such formal or informal policies and procedures, consulting with the Nominating and Corporate Governance Committee, the Chief Executive Officer and others, as it considers appropriate, regarding succession to the Chief Executive Officer in the event of emergency or retirement.

8.	Annual Performance Evaluation Of The Board
      The Board of Directors will conduct a self-evaluation annually to determine whether it and its committees are functioning effectively. The full Board of Directors will discuss the evaluation report to determine what, if any, action could improve Board and Board committee performance. The Board of Directors, with the assistance of the Nominating and Corporate Governance Committee, as appropriate, shall review these Corporate Governance Guidelines on an annual basis to determine whether any changes are appropriate.

9.	Public Communications
      Except in unusual circumstances or as required by committee charters or as requested by senior management, directors are expected to follow the principle that senior management, as opposed to individual directors, provides the public voice of the Company. Directors receiving inquiries from institutional investors, the press or others should refer them to the Chief Executive Officer or other appropriate officers of the Company.

10.	Amendment, Modification And Waiver
      These Guidelines may be amended, modified or waived by the Board of Directors and waivers of these Guidelines may also be granted by the Nominating and Corporate Governance Committee, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, the rules promulgated thereunder and the applicable rules of the New York Stock Exchange.

PROXY	PROXY

THE MEN’S WEARHOUSE, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 29, 2005

      The undersigned shareholder of The Men’s Wearhouse, Inc. (the “Company”) hereby appoints George Zimmer and David Edwab, or either of them, attorneys and proxies of the undersigned, with full power of substitution to vote, as designated below, the number of votes which the undersigned would be entitled to cast if personally present at the Annual Meeting of Shareholders of the Company to be held at 11:30 a.m., Pacific daylight time, on Wednesday, June 29, 2005, at The Westin St. Francis, 335 Powell Street, San Francisco, California, and at any adjournment or adjournments thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

THE MEN’S WEARHOUSE, INC.

June 29, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

êPlease detach along perforated line and mail in the envelope provided.ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	m m m	George Zimmer David H. Edwab Rinaldo S. Brutoco
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m m m	Michael L. Ray, Ph.D. Sheldon I. Stein Kathleen Mason
☐	FOR ALL EXCEPT (See instructions below)	m m	Deepak Chopra, M.D. William B. Sechrest

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

2.	In their discretion, the above-named proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

This Proxy will be voted as directed. IF NOT OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR EACH OF THE NOMINEES LISTED HEREIN. As noted in the accompanying proxy statement, receipt of which is hereby acknowledged, if any of the listed nominees becomes unavailable for any reason and authority to vote for election of directors is not withheld, the shares will be voted for another nominee or other nominees to be selected by the Nominating and Corporate Governance Committee.

PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THE MEN’S WEARHOUSE, INC.
PROXY VOTING INSTRUCTIONS
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 29, 2005
     The Board of Directors of The Men’s Wearhouse, Inc. (the “Company”) recommends a vote “FOR” each of the nominees listed below. Please provide voting instructions by marking your choices below.
1. Election of Directors:

☐ FOR all nominees listed, except as indicated to the contrary below	☐ WITHHOLD AUTHORITY to vote for election of all nominees

Nominees:	George Zimmer, David H. Edwab, Rinaldo S. Brutoco, Michael L. Ray, Ph.D., Sheldon I. Stein, Kathleen Mason, Deepak Chopra, M.D. and William B. Sechrest.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT PERSON’S NAME IN THE SPACE PROVIDED BELOW.)

(Continued, and to be signed on reverse side)

     The shares allocated to your account in the Company’s 401(k) Savings Plan will be voted as directed. IF NOT OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR EACH OF THE NOMINEES. As noted in the accompanying proxy statement, receipt of which is hereby acknowledged, if any of the listed nominees becomes unavailable for any reason and authority to vote for election of directors is not withheld, the shares will be voted for another nominee or other nominees to be selected by the Nominating and Corporate Governance Committee.

Dated	, 2005

Signature of Shareholder

Your signature should correspond with your name as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please set forth your full title as it appears hereon.

PLEASE MARK, SIGN, DATE AND
RETURN IMMEDIATELY

THE MEN’S WEARHOUSE, INC.
PROXY VOTING INSTRUCTIONS
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 29, 2005
     The Board of Directors of The Men’s Wearhouse, Inc. (the “Company”) recommends a vote “FOR” each of the nominees listed below. Please provide voting instructions by marking your choices below.
1. Election of Directors:

☐ FOR all nominees listed, except as indicated to the contrary below	☐ WITHHOLD AUTHORITY to vote for election of all nominees

Nominees:	George Zimmer, David H. Edwab, Rinaldo S. Brutoco, Michael L. Ray, Ph.D., Sheldon I. Stein, Kathleen Mason, Deepak Chopra, M.D. and William B. Sechrest.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT PERSON’S NAME IN THE SPACE PROVIDED BELOW.)

(Continued, and to be signed on reverse side)

     The shares allocated to your account in the Company’s Employee Stock Plan will be voted as directed. IF NOT OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR EACH OF THE NOMINEES LISTED HEREIN. As noted in the accompanying proxy statement, receipt of which is hereby acknowledged, if any of the listed nominees becomes unavailable for any reason and authority to vote for election of directors is not withheld, the shares will be voted for another nominee or other nominees to be selected by the Nominating and Corporate Governance Committee.

Dated	, 2005

Signature of Shareholder

Your signature should correspond with your name as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please set forth your full title as it appears hereon.

PLEASE MARK, SIGN, DATE AND
RETURN IMMEDIATELY

THE MEN’S WEARHOUSE, INC.
PROXY VOTING INSTRUCTIONS
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 29, 2005
     The Board of Directors of The Men’s Wearhouse, Inc. (the “Company”) recommends a vote “FOR” each of the nominees listed below. Please provide voting instructions by marking your choices below.
1. Election of Directors:

☐ FOR all nominees listed, except as indicated to the contrary below	☐ WITHHOLD AUTHORITY to vote for election of all nominees

Nominees:	George Zimmer, David H. Edwab, Rinaldo S. Brutoco, Michael L. Ray, Ph.D., Sheldon I. Stein, Kathleen Mason, Deepak Chopra, M.D. and William B. Sechrest.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT PERSON’S NAME IN THE SPACE PROVIDED BELOW.)

(Continued, and to be signed on reverse side)

     The shares allocated to your account in the Company’s Employee Stock Discount Plan will be voted as directed. IF NOT OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR EACH OF THE NOMINEES LISTED HEREIN. As noted in the accompanying proxy statement, receipt of which is hereby acknowledged, if any of the listed nominees becomes unavailable for any reason and authority to vote for election of directors is not withheld, the shares will be voted for another nominee or other nominees to be selected by the Nominating and Corporate Governance Committee.

Dated	, 2005

Signature of Shareholder

Your signature should correspond with your name as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please set forth your full title as it appears hereon.

PLEASE MARK, SIGN, DATE AND
RETURN IMMEDIATELY